Exhibit 10.1

NOTE CONVERSION AGREEMENT

THIS NOTE CONVERSION AGREEMENT (this “Agreement”) is made and entered into on this 21 day of January, 2019 (“Effective Date”), by and among International Stem Cell Corporation, a Delaware corporation with offices located at 5950 Priestly Drive, Carlsbad, CA 9008 (the “Company”), and Andrey Semechkin (the “Holder”).

RECITALS

A. WHEREAS, the Holder is the Co-Chairman and Chief Executive Officer of the Company, and fully understands the present condition, opportunities and risks of the Company.

B. WHEREAS, on August 8, 2018 the Company issued a promissory note to the Holder in the principal amount of $2,000,000 (the “Note”).

C. WHEREAS, the Company and the Holder have agreed (i) to convert $1,000,000 of the outstanding principal amount and all accrued and unpaid interest on the Note (such interest equaling $48,638.89, with the total to be converted of $1,048,638.89 being referred to as the “Conversion Amount”) into shares of the Company’s common stock (the “Common Stock”) at a conversion price of $1.75 per share; and (ii) to re-issue a new promissory note, reflecting the remaining $1,000,000 of the outstanding principal amount of the Note, and having the terms contained in Exhibit A attached hetero (the “New Note”).

D. The Company and the Holder desire to enter into this Agreement to confirm their agreement regarding the Conversion and the issuance of the New Note.

AGREEMENT

In consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

1. Effective as of the Effective Date, (i) the Conversion Amount (representing a total of $1,048,638) of principal and interest on the Note shall be converted into a total of Five Hundred Ninety-Nine Thousand Two Hundred Twenty-Two (599,222) shares of Common Stock (the “Shares”), and (ii) the Company shall issue the New Note to the Holder. Upon issuance of the shares of Common Stock and the New Note to the Holder pursuant to this Agreement, all obligations of the Company to the Holder pursuant to the Note shall immediately terminate and the Note shall be canceled and have no further force and effect.

2. Immediately following the Conversion, the Holder shall deliver the Note to the Company for cancellation and the Company shall issue and deliver to the Holder a certificate representing the Shares and the New Note. Notwithstanding the foregoing or anything to the contrary contained herein, the Conversion Amount shall automatically convert as described herein on the Effective Date, without any further action required by the Holder, with the delivery of the Note for cancellation being only a matter of administrative maintenance.

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3. Holder understands that the Shares received upon the Conversion have not been registered under federal or state securities laws and, as such, cannot be sold unless so registered or an exemption from such registration becomes available in the future. The certificate representing the Shares shall bear the legends required by applicable state and federal corporate and securities laws. Holder is acquiring the Shares for investment for his own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company.

4. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof.

5. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

6. This Agreement may be executed electronically and in two (2) or more counterparts by the parties hereto, all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Note Conversion Agreement as of the date first written above.

COMPANY:

INTERNATIONAL STEM CELL CORPORATION

By:	/s/ Sophia Garnette, J.D.

Name:	Sophia Garnette, J.D.
Title:	VP Legal Affairs and Operations/Principal Financial Officer

HOLDER:

/s/ Andrey Semechkin
Andrey Semechkin

INTERNATIONAL STEM CELL CORPORATION

PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, on this 21 day of January, 2019 (the “Issuance Date”), International Stem Cell Corporation, a Delaware corporation, with offices located at 5950 Priestly Drive, Carlsbad, CA 92008 (the “Borrower”), hereby unconditionally promises to pay to the order of Andrey Semechkin or his assigns (the “Noteholder”), the principal amount of one million U.S. dollars ($1,000,000) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”).

1. Final Payment Date; Optional Prepayments.

1.1 Final Payment Date. The aggregate unpaid principal amount of the Loan and all accrued and unpaid interest shall be due and payable January 15, 2020 (the “Maturity Date”).

1.2 Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. Interest.

2.1 Interest Rate. The outstanding principal amount of the Loan made hereunder shall bear interest at the annual rate of four and a half percent (4.5%) from the Issuance Date of this Note until the Loan is paid in full, whether at maturity, by prepayment or otherwise.

2.2 Interest Payment Dates. Interest shall be payable on maturity, or earlier with respect to any prepayment.

2.3 Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall begin to accrue on the Loan on the Issuance Date, and shall not accrue on any portion of the Loan (including all of the Loan if so paid) for the day on which such portion of the Loan is paid in full, whether at maturity, by prepayment, or otherwise.

2.4 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law, and that portion of any sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable law shall be deemed a voluntary prepayment of principal.

3. Payment Mechanics. All payments of principal and interest shall be made in lawful money of the United States of America by check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

4. Governing Law. This Note and any claim, controversy, dispute or cause of action based upon, arising out of or relating to this Note, and the transactions contemplated hereby, shall be governed by the laws of the State of California.

5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the Issuance Date written above.

BORROWER	NOTEHOLDER
International Stem Cell Corporation	Andrey Semechkin

/s/ Sophia Garnette	/s/ Andrey Semechkin
Signature	Signature
Sophia D. Garnette
VP Legal Affairs & Operations/
Principal Financial Officer